Exhibit 99.1

News Release

FREYR Battery Provides Update on U.S. Redomiciling

New York, Oslo and Luxembourg, November 6, 2023, FREYR Battery (NYSE: FREY) (“FREYR” or the “Company”), a developer of clean, next-generation battery cell production capacity, has announced that it will be holding an extraordinary general meeting of shareholders on December 15, 2023 (the “EGM”), in connection with its previously announced process to redomicile from Luxembourg to the U.S.
As a result proxy materials are now being mailed to the Company’s shareholders of record as of the record date of October 25, 2023..
Shareholders as of the record date are invited to participate in the EGM which will be held on December 15, 2023 at the Company’s registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg. More information about the redomicile, EGM, and associated filings from FREYR’s wholly-owned subsidiary, FREYR Battery, Inc., a Delaware corporation (“FREYR Delaware”), is available on the home page and investor relations sections of FREYR’s website at www.freyrbattery.com. Additionally, shareholders as of the record date are welcome to contact FREYR’s proxy solicitation firm, Okapi Partners, using the following contact information:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
(212) 297-0720
Toll-Free: (888) 785-6709
info@okapipartners.com
After considering various factors, FREYR’s board of directors believes that redomiciling to the United States will enhance shareholder value over the long-term by providing potential strategic opportunities and benefits, including:
•Simplifying FREYR’s corporate structure and streamlining reporting requirements, which will (i) facilitate efforts incurred by FREYR to assess, implement and remain compliant with multiple regulatory and reporting requirements for FREYR on a consolidated basis, and (ii) provide opportunities for FREYR to improve operational efficiencies and financial flexibility in the corporate treasury, cash management, risk management and tax functions;

•Enhancing FREYR’s eligibility for inclusion in equity indexes and trigger associated benchmarking from actively managed funds, thereby delivering a significant uplift in fund flows to its ordinary shares;

•Benefiting from well-established principles of corporate governance under Delaware law, which are more closely aligned with the New York Stock Exchange listing standards and the U.S. Securities and Exchange Commission (“SEC”) governance requirements; and

•Positioning FREYR to better respond to global tax developments and U.S. incentive programs for battery manufacturers, considering recent changes in U.S. tax laws and federal incentive programs.
Pending a successful shareholder vote, closing of the planned redomicile to the United States is expected to be completed by December 31, 2023.

1 | News Release | FREYR Battery | www.freyrbattery.com/news

Exhibit 99.1

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About FREYR Battery
FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce clean battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in the United States. To learn more about FREYR, please visit www.freyrbattery.com
Investor contact:
Jeffrey Spittel
Vice President, Investor Relations
jeffrey.spittel@freyrbattery.com
Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen
Vice President, Communication, FREYR
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this press release, including the success of the shareholder vote, the expected completion of the redomicile and the potential strategic opportunities and benefits of the redomicile are forward looking statements.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR Delaware’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent amendments thereto filed by FREYR Delaware on October 13, 2023, October 19, 2023 and October 31, 2023 with the SEC, (ii) FREYR's Annual Report on Form 10-K for the year ended December 31, 2022 that was filed with the SEC on February 27, 2023, and (iii) FREYR’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, available on the SEC’s website at www.sec.gov.

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